Exhibit 99.1

News Release

Investor Relations Contacts: Shona L. Bedwell 317.808.6169 shona.bedwell@dukerealty.com	News Media Contact: Joel Reuter 317.808.6137 joel.reuter@dukerealty.com
Randy A. Henry
317.808.6060
randy.henry@dukerealty.com

Duke Realty Corporation Announces Second Quarter Earnings

Common Stock Dividend Increase Announced

Lynn Thurber Elected to the Board of Directors
     (Indianapolis, Indiana — July 30, 2008) — Duke Realty Corporation (NYSE: DRE) reported today results for the second quarter 2008. Funds from Operations available to common shareholders (diluted) (“FFO”) was $0.60 per share for the second quarter of 2008 compared to $0.63 per share for the same quarter of 2007. The decrease is primarily attributable to the timing of recognition of gains on build-for-sale dispositions and other transactions of a non-recurring nature. Net income available for common shareholders (diluted) (“EPS”) was $0.12 per share for the second quarter of 2008, compared to $0.27 for the same quarter in 2007. In addition to the variances noted above, the majority of the remaining decrease in EPS is attributable to reduced held-for-rental property sale gains in 2008 compared to 2007.
     Duke also announced today that its Board of Directors increased its quarterly common stock dividend to $0.485 per share, payable on August 29, 2008 to shareholders of record on August 14, 2008. Equal to $1.94 per share on an annualized basis, the new dividend provides a 1.0 percent increase over the previous amount and represents the fifteenth consecutive annual increase since the Company’s October 1993 public offering.
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     Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s second quarter performance, stated:
“Even though the economic environment is challenging, our stabilized in-service portfolio increased to 93.1 percent leased and we were able to improve our overall portfolio occupancy by 1.2 percent to 87.2 percent during the quarter. We are also pleased with our fifteenth consecutive annual dividend increase.”
Looking forward for the remainder of 2008, Mr. Oklak stated,
“Our 2008 annual guidance for FFO per share is $2.60 to $2.90. Based on our current expectations of economic conditions for the remainder of the year, we anticipate that FFO per share will be at the lower end of our guidance.”
     The Company also announced the election of Ms. Lynn C. Thurber to its Board of Directors, effective immediately. Ms. Thurber is the non-Executive Chairman of LaSalle Investment Management, a global real estate money management firm investing in private real estate as well as publicly-traded real estate companies on behalf of institutional and individual investors, which is a part of Jones Lang LaSalle Inc. Prior to becoming Chairman, Ms. Thurber was the Chief Executive Officer of LaSalle Investment Management from March 2000 to December 2006 and Co-President from December 1994 to March 2000. Ms. Thurber holds an A.B. degree from Wellesley College and an M.B.A. from Harvard Business School.
“We are extremely pleased to have Lynn Thurber join our Board of Directors,” Mr. Oklak said. “Lynn has outstanding experience in the real estate industry through her tenure at LaSalle Investment Management, ABKB Realty Advisors and Morgan Stanley. Her expertise in the fund management business and international investment experience will be of great value as we execute on our strategic plan.”
     The Board also declared today the following dividends on the Company’s outstanding preferred stock:

	NYSE	Quarterly
Class	Symbol	Amount/Share	Record Date	Payment Date
Series J	DREPRJ	$.414063	August 15, 2008	August 29, 2008

Series K	DREPRK	$.406250	August 15, 2008	August 29, 2008

Series L	DREPRL	$.412500	August 15, 2008	August 29, 2008

Series M	DREPRM	$.434375	September 16, 2008	September 30, 2008

Series N	DREPRN	$.453125	September 16, 2008	September 30, 2008

Series O	DREPRO	$.523438	September 16, 2008	September 30, 2008
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Second Quarter Operating Statistics
•	At the end of the second quarter, the Company’s 673 stabilized in-service properties, totaling 109.2 million square feet, were 93.1 percent leased compared to 92.9 percent at March 31, 2008.
•	The Company’s value creation pipeline totaled $1.7 billion, including $377 million of developments with an expected stabilized return of 8.9 percent that Duke plans to own indefinitely after completion; $1.3 billion of developments with an expected stabilized return of 8.2 percent that the Company plans to sell within approximately one year of completion; and a $106 million backlog of third-party construction contracts with an average overall profit margin of 16.1 percent.
•	In addition to its 673 stabilized in-service properties, the Company owns 32 recently completed development properties, with a total 9.7 million square feet, that are 34.1 percent leased. The company owns 18 properties under development, with a total of 3.1 million square feet, that are 42.4 percent pre-leased.
•	The Company renewed 76 percent of all leases expiring in the second quarter, for a total of 1.8 million square feet, with average net effective rent increases of 3.4 percent.
•	Same property net operating income increased 2.2 percent for the three months ended June 30, 2008.
•	Property sales in the second quarter totaled $102.4 million, at an average stabilized capitalization rate of 7.1 percent.
•	The Company completed acquisitions of properties totaling $7.4 million, with an overall stabilized yield of 7.6 percent.
     When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 29, 2008 for additional information concerning these risks.
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About Duke Realty Corporation
     Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office, industrial, medical office and retail real estate. It is the largest publicly traded, vertically integrated office/industrial real estate company in the United States. The company owns, manages or has under development more than 131 million rentable square feet in 24 major U.S. cities. Duke, which controls over 7,400 acres of land for more than 110 million square feet of future development, also provides nationwide real estate solutions through its national development division.
     A copy of the Company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Relations section of the Company’s web site at www.dukerealty.com. Duke is also hosting a conference call on Thursday, July 31 at 3:00 p.m. New York time to discuss its second quarter operating results. All investors are invited to listen to this call, which can be accessed through the Investor Relations section of the Company’s web site.
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Financial Highlights
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Results	2008	2007	2008	2007

Revenues from continuing operations	$242,232	$222,719	$479,131	$446,120
Earnings from rental operations	21,945	26,734	41,223	51,476
Earnings from service operations	10,390	12,018	14,803	18,952
Net income available for common shareholders — Basic	17,797	37,076	21,845	105,639
Net income available for common shareholders — Diluted	18,751	39,694	23,019	113,167
Funds from operations available for common shareholders — Basic	88,094	87,282	172,736	173,609
Funds from operations available for common shareholders — Diluted	92,710	93,479	181,898	185,979

Per Share:
Funds from operations available for common shareholders — Basic	$0.60	$0.64	$1.18	$1.27
Funds from operations available for common shareholders — Diluted	$0.60	$0.63	$1.17	$1.26
Net income available for common shareholders — Basic	$0.12	$0.27	$0.15	$0.77
Net income available for common shareholders — Diluted	$0.12	$0.27	$0.15	$0.76
Dividend payout ratio of funds from operations	80.8%	76.2%	82.5%	75.8%
Weighted average shares outstanding
Basic — Net income and Funds From Operations	146,741	136,921	146,536	136,873
Diluted- Net income and Funds From Operations	155,064	148,129	154,894	148,170

	June 30,	December 31
Balance Sheet Data	2008	2007

Net real estate investments	$6,237,870	$6,101,332
Total assets	7,833,069	7,661,981
Total debt	4,346,822	4,316,460
Shareholders’ equity	2,935,021	2,750,033
Common shares outstanding at end of period	146,869	146,175
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Reconciliation of Net Income to Funds From Operations
(in thousands, except per share data)

			Three Months Ended
			June 30,
	(Unaudited)
	2008			2007
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share

Net Income Available for Common Shares	$17,797	146,741	$0.12	$37,076	136,921	$0.27
Add back:
Minority interest in earnings of unitholders	954	7,684		2,618	9,782
Other common stock equivalents		639			1,426

Diluted Net Income Available for Common Shares	$18,751	155,064	$0.12	$39,694	148,129	$0.27

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$17,797	146,741	$0.12	$37,076	136,921	$0.27
Adjustments:
Depreciation and Amortization	76,575			68,407
Company Share of Joint Venture Depreciation and amortization	7,391			5,610
Earnings from depreciable property sales-wholly owned	(9,531)			(20,361)
Earnings from depreciable property sales-JV	(476)			129
Minority interest share of adjustments	(3,662)			(3,579)

Basic Funds From Operations	88,094	146,741	$0.60	87,282	136,921	$0.64
Minority interest in earnings of unitholders	954	7,684		2,618	9,782
Minority interest share of adjustments	3,662			3,579
Other common stock equivalents		639			1,426

Diluted Funds From Operations	$92,710	155,064	$0.60	$93,479	148,129	$0.63

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			Six Months Ended
			June 30,
	(Unaudited)
	2008			2007
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share

Net Income Available for Common Shares	$21,845	146,536	$0.15	$105,639	136,873	$0.77
Add back:
Minority interest in earnings of unitholders	1,174	7,771		7,528	9,755
Other common stock equivalents		587			1,542

Diluted Net Income Available for Common Shares	$23,019	154,894	$0.15	$113,167	148,170	$0.76

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$21,845	146,536	$0.15	$105,639	136,873	$0.77
Adjustments:
Depreciation and Amortization	155,696			136,146
Company Share of Joint Venture Depreciation and amortization	14,319			10,578
Earnings from depreciable property sales-wholly owned	(10,641)			(72,081)
Earnings from depreciable property sales-share of joint venture	(495)			(1,831)
Minority interest share of adjustments	(7,988)			(4,842)

Basic Funds From Operations	172,736	146,536	$1.18	173,609	136,873	$1.27
Minority interest in earnings of unitholders	1,174	7,771		7,528	9,755
Minority interest share of adjustments	7,988			4,842
Other common stock equivalents		587			1,542

Diluted Funds From Operations	$181,898	154,894	$1.17	$185,979	148,170	$1.26

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